Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213317) and in the Registration Statement on Form F-3 (No. 333-286932) of Nebius Group N.V. of our report dated April 24, 2024, except with respect to the matter that alleviated previous substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1 to the consolidated financial statements, as to which the date is April 30, 2025, and except for the effects of discontinued operations and the change in reporting currency discussed in Note 1 and the change in composition of reportable segments discussed in Note 15 to the consolidated financial statements appearing under Item 18 of the Company’s 2024 annual report on the Form 20-F, as to which the date is April 30, 2025, and except for the effects of discontinued operations discussed in Note 1 and the change in composition of reportable segments discussed in Note 15 to the consolidated financial statements, as to which the date is April 30, 2026, relating to the financial statements, which appears in this Form 20-F.

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/s/ Joint-Stock Company “Technologies of Trust – Audit”

Moscow, Russia

April 30, 2026